Exhibit 99.1

Pope Resources Reports Fourth Quarter Loss of $1.4 Million

POULSBO, Wash.--(BUSINESS WIRE)--February 11, 2009--Pope Resources (NASDAQ:POPE) reported a net loss of $1.4 million, or 31 cents per diluted ownership unit, on revenues of $3.2 million for the fourth quarter ended December 31, 2008. This compares to net income of $6.3 million, or $1.30 per diluted ownership unit, on revenues of $17.6 million for the comparable period in 2007.

Net income for the year ended December 31, 2008 totaled $1.2 million, or 25 cents per diluted ownership unit, on revenues of $28.2 million. Net income for the corresponding period in 2007 totaled $15.5 million, or $3.21 per diluted ownership unit, on revenues of $51.9 million.

Cash used in operations for the quarter ended December 31, 2008 was $539,000, compared to cash provided by operations of $10.0 million for the fourth quarter of 2007, a decline of $10.5 million. For the year ended December 31, 2008, cash provided by operations was $7.4 million, compared to $22.0 million in 2007.

“Results for both the fourth quarter and full year 2008 were down dramatically compared to corresponding periods in 2007 because of poor markets for our products and our decision a year ago to reduce harvest volume for 2008 by 35% in the face of expected market weakness,” said David L. Nunes, President and CEO. “Prices for our logs reflect the fact that new housing starts are at a 50-year low and, as a result, sawmill operating rates are also at historic lows. Our Real Estate segment has also experienced a sharp decline in demand for raw land as a result of the current economic climate and constrained credit markets. We expect these difficult market conditions to extend through 2009 or longer, which is why, as previously announced, we plan to hold our 2009 timber harvest at 37 million board feet, a level that is almost 30% below our long-term sustainable level. During difficult times such as these, the liquidity inherent in our strong balance sheet grants us the flexibility and patience to let our trees continue to grow in volume and value while waiting for the business cycle to improve.”

Fourth quarter operating income for our Fee Timber segment decreased 92% from $1.6 million in 2007 to $136,000 in 2008. This decline was primarily driven by our 72% fourth quarter drop in harvest volume from 7 million board feet (MMBF) in 2007 to 2 MMBF this year. Compounding the impact from lower harvest volume was a 16% decline in realized log prices from $585 per thousand board feet (MBF) in the fourth quarter of 2007 to $494 per MBF in the fourth quarter of 2008.

Fee Timber operating income for 2008 was $6.3 million, a 59% decrease from 2007 results of $15.2 million. Declines in both annual harvest volume and realized log prices worked in tandem to cause this decline in segment operating results. At 38 MMBF, log harvest volume decreased 32% in 2008 from 2007’s harvest of 55 MMBF. Harvest volume in 2008 and 2007 includes 5 MMBF of volume harvested from tree farms acquired in late 2006 by ORM Timber Fund I, LP. Our average realized log price for the year dropped 17% from $607 per MBF in 2007 to $506 per MBF in 2008.

Our Timberland Management & Consulting segment posted an operating loss of $99,000 for the fourth quarter of 2008 and $543,000 for the full year, which was somewhat improved from the operating losses of $339,000 and $883,000, respectively, for the same periods in 2007. These losses in both years reflect the start-up mode of our timber fund business activities, which were dominated by capital raising expenses for our second timber fund during this period. Losses also declined in 2008 as a result of the closure of our McCloud, California office in December 2007. Full year revenue in 2008 of $898,000 generated by the Timberland Management & Consulting segment in connection with providing services to the two timber funds is eliminated as a result of the consolidation of these funds into the Partnership’s financial statements. This revenue represents in turn an expense of the timber funds that is also eliminated in consolidation for purposes of our Fee Timber segment reporting.

For the fourth quarter of 2008 our Real Estate segment generated a $344,000 operating loss on revenue of $1.3 million, compared to $5.6 million of operating income on $12.5 million of revenue in the comparable quarter of 2007. Full year 2008 results for the Real Estate segment reflect an operating loss of $1.1 million on revenue of $3.7 million, compared to operating income of $5.2 million on revenue of $15.0 million for 2007. The results for 2008’s fourth quarter and full year reflect a pattern of modest sales throughout the year while the last quarter of 2007’s results included recognition of approximately $5.3 million of income related to previously deferred revenue on two sales that closed in 2006. Additionally, in the fourth quarter of 2007, we recorded a $1.9 million charge to earnings to adjust our accrual for estimated future environmental cleanup liabilities in Port Gamble.

General & Administrative expenses of $1.0 million for the fourth quarter of 2008 and $4.0 million for the full year 2008 were $59,000 and $831,000 lower, respectively, compared to the same periods of the prior year primarily because of professional service fees incurred in 2007 that did not recur in the current year.

As of December 31, 2008 Pope Resources held AAA-rated Student Loan Auction Rate Securities (“SLARS”) with a par value of $4.0 million. This amount is $10.6 million less than our SLARS position at September 30, 2008, due to a settlement reached between federal and state regulators and one of the broker-dealers through whom we invested in these securities. This settlement resulted in the broker-dealer repurchasing these securities from us at par during the fourth quarter of 2008. Management recorded other-than-temporary impairment in value charges of $293,000 and $88,000 in the third and fourth quarters of 2008, respectively. This results in a year-to-date charge of $381,000, reflecting the lack of marketability for the remaining $4.0 million of our SLARS portfolio.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 400,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. We also manage and co-invest in two timberland investment funds that we manage for a fee. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual and Quarterly Reports on Form 10-K and 10-Q, respectively, entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues	3,150	$17,611	28,178	$51,895
Costs and expenses:
Cost of sales	(936)	(6,160)	(14,071)	(20,462)
Operating expenses	(3,556)	(5,606)	(13,418)	(16,720)
Operating income (loss)	(1,342)	5,845	689	14,713
Interest income	115	489	965	1,753
Interest expense	(616)	(635)	(2,469)	(2,574)
Capitalized interest	339	333	1,279	1,145
SLARS impairment	(88)	-	(381)	-
Income (loss) before income taxes and minority interest	(1,592)	6,032	83	15,037
Income tax benefit (expense)	67	91	61	69
Income (loss) before minority interest	(1,525)	6,123	144	15,106
Minority interest	86	165	1,018	402
Net income (loss)	$(1,439)	$6,288	$1,162	$15,508

Average units outstanding - Basic	4,601	4,682	4,597	4,680
Average units outstanding - Diluted	4,601	4,828	4,690	4,825

Basic net income (loss) per unit	$(0.31)	$1.34	$0.25	$3.31
Diluted net income (loss) per unit	$(0.31)	$1.30	$0.25	$3.21

	CONDENSED CONSOLIDATED BALANCE SHEETS
	(all amounts in $000's)

	31-Dec-08	31-Dec-07
Assets:
Cash and cash equivalents	$17,978	$2,174
Auction rate securities, current	-	30,775
Other current assets	1,868	2,095
Total current assets	19,846	35,044
Roads and timber	92,753	94,635
Properties and equipment	47,946	47,054
Auction rate securities, long-term	3,619	-
Other assets	1,247	2,592
Total	$165,411	$179,325
Liabilities and partners' capital:
Current liabilities	$3,581	$5,451
Long-term debt, excluding current portion	28,169	29,385
Other long-term liabilities	1,490	2,042
Total liabilities	33,240	36,878
Minority interest	44,354	45,803
Partners' capital	87,817	96,644
Total	$165,411	$179,325

RECONCILIATION BETWEEN NET INCOME AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Net income (loss)	$(1,439)	$6,288	$1,162	$15,508
Added back:
Depletion	26	593	3,437	4,772
Timber depletion on HBU sale	352	-	478	-
SLARS impairment	88	-	381	-
Depreciation and amortization	195	173	774	777
Other non-cash charges to income (loss)	(104)	1,026	(602)	235
Cost of land sold	54	3,322	2,614	3,854
Change in operating accounts	289	(1,415)	(841)	(3,165)
Cash flows provided by (used in) operations	$(539)	$9,987	$7,403	$21,981

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Revenues:
Pope Resources	$1,616	$4,590	$18,706	$32,506
ORM Timber Funds	46	282	4,845	3,008
Total Fee Timber	1,662	4,872	23,551	35,514
Timberland Management & Consulting (TM&C)	211	270	944	1,344
Real Estate	1,277	12,469	3,683	15,037
Total	3,150	17,611	28,178	51,895
Operating income (loss):
Pope Resources	51	1,620	6,678	14,824
ORM Timber Funds	85	12	(384)	391
Total Fee Timber	136	1,632	6,294	15,215
TM&C	(99)	(339)	(543)	(883)
Real Estate	(344)	5,646	(1,111)	5,163
General & administrative	(1,035)	(1,094)	(3,951)	(4,782)
Total	$(1,342)	$5,845	$689	$14,713

	SELECTED STATISTICS

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	1,508	4,405	24,913	35,113
Whitewood	86	508	3,121	6,493
Cedar	54	672	795	2,238
Hardwood	51	429	977	2,733
Pulp
All species	374	1,272	7,942	8,584
Total	2,073	7,286	37,748	55,161

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	516	572	537	621
Whitewood	384	399	412	462
Cedar	1,222	1,152	1,245	1,280
Hardwood	588	893	638	931
Pulp
All species	307	296	359	381
Overall	494	585	506	607

Owned timber acres	114,000	114,000	114,000	114,000
Acres under management	291,000	316,000	291,000	316,000
Capital expenditures ($000's)	$2,641	$4,748	$6,070	$12,162
Depletion ($000's)	378	593	3,915	4,772
Depreciation and amortization ($000's)	195	173	774	777
Debt to total capitalization	25%	24%	25%	24%

	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q4 2008 vs. Q4 2007	Q4 2008 vs. Q3 2008

	Total	Total

Net income (loss):
3rd Quarter 2008		$(23)
4th Quarter 2008	$(1,439)	(1,439)
4th Quarter 2007	6,288
Variance	$(7,727)	$(1,416)

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(190)	$9
Log volumes (B)	(3,050)	(4,709)
Depletion	587	1,645
Production costs	1,041	1,940
Other Fee Timber	115	353
Timberland Management & Consulting
Management fee changes	(11)	-
Other Timberland Mgmnt & Consulting	251	4
Real Estate
Environmental remediation liability	1,878	-
Land sales	(7,280)	418
Timber depletion on HBU sale	(352)	(352)
Other Real Estate	(236)	(349)
General & administrative costs	59	(13)
Interest expense	25	15
Other (taxes, minority int., interest inc.)	(564)	(377)
Total change in earnings	$(7,727)	$(1,416)

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
VP & CFO
Tom Ringo, 360-697-6626
Fax: 360-697-1156